UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 6, 2018

Regional Health Properties, Inc.

(Exact Name of Registrant as Specified in Charter)

Georgia	001-33135	81-5166048
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

454 Satellite Boulevard, NW

Suite 100

Suwanee, Georgia 30024

(Address of Principal Executive Offices)

(678) 869-5116

(Registrant’s telephone number, including area code)

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

As previously reported, on May 18, 2018, Regional Health Properties, Inc. (the “Company”) and certain of its subsidiaries entered into a Forbearance Agreement (the “Forbearance Agreement”) with Pinecone Realty Partners II, LLC (“Pinecone”) pursuant to which Pinecone agreed, subject to the terms and conditions set forth in the Forbearance Agreement, to forbear for a specified period of time from exercising its default-related rights and remedies with respect to specified events of default (the “Specified Defaults”) under the Loan Agreement, dated as of February 15, 2018, among the Company, certain of its subsidiaries and Pinecone (the “Loan Agreement”).

The forbearance period under the Forbearance Agreement terminated as of 5:00 p.m. on July 6, 2018 because the Company did not satisfy the condition set forth in the Forbearance Agreement to enter into an agreement with Pinecone to support a transaction or series of transactions to remedy the Specified Defaults. Accordingly, as of such date, Pinecone is no longer required to forbear from exercising its default-related rights and remedies with respect to the Specified Defaults and may exercise all of its rights and remedies under the Loan Agreement (including the application of an additional 5% interest on the outstanding loans under the Loan Agreement and the acceleration of such outstanding loans).

On July 18, 2018, the Company received a letter from Pinecone in which it states that, as a result of the termination of the forbearance period under the Forbearance Agreement, Pinecone can accelerate its $16,656,250 in outstanding loans under the Loan Agreement and the Company is obligated to pay interest on such loans at the default interest rate of 18.50% per annum.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	July 24, 2018	REGIONAL HEALTH PROPERTIES, INC.

/s/ Brent Morrison
Brent Morrison
Interim Chief Executive Officer and Interim President

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